Exhibit 10.13.1

AMENDMENT

TO

THE AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED LICENSE AGREEMENT (this “Amendment”) is made on January 8, 2021 by and between Ironwood Pharmaceuticals, Inc. (“Ironwood”) and Astellas Pharma Inc. (“Astellas”) with reference to that certain AMENDED AND RESTATED LICENSE AGREEMENT entered into as of August 1, 2019 by and between Ironwood and Astellas (the “Agreement”). The Parties hereto desire to amend the Agreement as follows:

1.	Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings set forth in the Agreement.

2.	The Parties agree that Section 4.4 of the Agreement shall be hereby amended as follows, with any added or changed language indicated by double underlining:

4.4 Quarterly Reports. Within 30 days after the beginning of each Calendar Quarter beginning with the Calendar Quarter in which the First Commercial Sale following receipt of Regulatory Approval occurred, Astellas will deliver to Ironwood a report setting forth for the previous Calendar Quarter the following information on a Product-by-Product basis: (a) the gross sales and Net Sales of each Product in the Territory, (b) the number of units sold by Astellas, its Affiliates or Sublicensees and provided as samples without charge to any Third Party, (c) the basis for any adjustments to the royalty payable for the sale of each Product, (d) the royalty due hereunder for the sales of each Product, and (e) the applicable exchange rate as determined in accordance with this Agreement (the “Quarterly Report”). In addition, Astellas will also use commercially reasonable efforts to provide Ironwood with a preliminary report with Astellas’ good faith estimate of items (a)-(e) listed in the foregoing sentence no later than the 6th Business Day following the end of a Calendar Quarter. Notwithstanding the foregoing, Astellas has no obligation to provide such preliminary report, provided that Astellas provides the Quarterly Report within the 6th Business Day following the end of the Calendar Quarter. The total royalty due for the sale of Products during such Calendar Quarter will be remitted within 30 days after the end of such Calendar Quarter.

3.	Save as herein provided all other terms and conditions of the Agreement shall remain in full force and effect. To the extent that there are any inconsistencies or conflicts between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

4.	This Amendment shall become valid and binding upon its signing and shall continue to be in effect during the Term of the Agreement.

5.	This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which taken together will be deemed to constitute one and the same instrument. An executed signature page of this Amendment delivered by facsimile or other electronic transmission will be as effective as an original executed signature.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by signature in duplicate and keep one original each.

Ironwood Pharmaceuticals, Inc.

/s/ Gina Consylman

Name: Gina Consylman

Title: Senior Vice President, Chief Financial Officer

Astellas Pharma Inc.

/s/ Ken Kubota

Name: Ken Kubota

Title: SVP Business Development

[Signature Page to Amendment to A&R License Agreement re: Quarterly Reports]